UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report:(Date of earliest event reported): July 26, 2006

Nexstar Broadcasting Group, Inc.

(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

Delaware	000-50478	23-3083125
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

909 Lake Carolyn Parkway, Suite 1450 Irving, Texas 75039

(Address of Principal Executive Offices, including Zip Code)

(972) 373-8800

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On July 26, 2006, Nexstar Broadcasting Group, Inc.’s subsidiary, Nexstar Broadcasting, Inc., entered into a Purchase Agreement, dated as of June 7, 2006, with Television Station Group Holdings, LLC (“TSGH”), a Delaware limited liability company. Pursuant to the agreement, TSGH has agreed to sell, and Nexstar has agreed to purchase all of the “purchase interests” as defined in the agreement for $56 million. The purchased interests at closing will include all of the assets of WTAJ-TV, the CBS affiliate serving the Johnstown/Altoona, Pennsylvania area and the license of, and certain contracts relating to, WLYH-TV (in Lancaster, Pennsylvania), which is operated by a third party under a ‘grandfathered’ Time Brokerage Agreement that extends until 2015.

The closing under the purchase agreement is subject certain closing conditions, including obtaining certain third party consents such as approval from the Federal Communications Commission. Nexstar intends to finance the acquisition through borrowings under its senior credit facility. The transaction is expected to close in the fourth quarter of 2006.

Forward-Looking Statements

Statements in this current report on Form 8-K which are not purely historical facts such as statements about anticipations, beliefs, expectations, hopes, intentions or strategies in the future, may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements involve risks and uncertainties. Unless required by law, we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this report might not occur. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this report. For more details on factors that could affect these expectations, please see Nexstar’s filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEXSTAR BROADCASTING GROUP, INC.

	By:	/s/ Matthew Devine
Date: August 1, 2006	Name:	Matthew Devine
	Title:	Chief Financial Officer